Exhibit 99.1

Technitrol Reports Preliminary Q4 and FY2008 Results, Board Declares Dividend

PHILADELPHIA--(BUSINESS WIRE)--January 22, 2009--Technitrol, Inc. (NYSE:TNL) announced preliminary (unaudited) results for continuing operations in its fourth quarter and fiscal year ended December 26, 2008. Fourth-quarter highlights include:

  an approximately $13 million reduction in long-term debt;
  the elimination of approximately $26 million in annual expenses and costs, well above targets announced earlier for the fourth-quarter business right-sizing activities (due to year-end holidays and required termination notice periods, however, the reduction in force had no impact on costs in the first half of the period, and limited impact in the final weeks). The company estimates that 90% of the effect of these cost reductions will be recognized in the first quarter of 2009, increasing to 100% in the second quarter. In keeping with the goal of adjusting the cost structure ahead of changes in market conditions, the company is anticipating taking further cost-reduction actions in 2009;
  working capital reductions totaling $35.9 million, or 18%, from the end of the third quarter. The company continues to reduce inventories and receivables, targeting further reductions in 2009.
  revenues of $212.8 million, compared with $293.2 million in the previous quarter and $256.5 million in the fourth quarter of 2007, reflecting:

    a sharp decline in end-product demand and a de-stocking of customer inventories since the end of the third quarter (most pronounced in the wireless communication components business);
    sharply lower commodity prices in the fourth quarter of 2008, particularly for silver, which are passed on to customers in the Electrical Contact Products Group;
    a weaker U.S. dollar, on average, against local functional currencies over most of the fourth quarter than in the prior quarter and year-ago period; and
    very strong sequential-quarter revenue and profit growth in the Medtech products group (formerly Sonion);
  adjusted operating profit and EBITDA of $7.9 million and $19.6 million, respectively (see non-GAAP tables);
  capital spending of only $6.5 million, in line with the company’s conservation objective during the fourth quarter, but significantly higher than the company’s quarterly budget for 2009; and
  the launch of volume production of automotive ignition coils in China.

Fourth-quarter GAAP operating profit included pre-tax severance and asset-impairment expenses amounting to approximately $5.5 million, mainly severance expenses related to previously announced work force reductions and right-sizing of operations. This amount does not include a non-cash charge for the impairment of goodwill and other long-life assets also to be recorded in the fourth quarter. The decline of Technitrol’s market capitalization indicated that an analysis be undertaken to determine the impact of the reduced valuation on the company’s goodwill and other long-life assets. Because this analysis was performed when the equity price of Technitrol was depressed, and the company is required to use this price, the impairment charge to be recorded in the fourth quarter of 2008 is estimated to be in the range of $320 million to $370 million. The analysis is nearing completion, and final asset-impairment charges, along with its effects on the company’s provision for income taxes, if any, will be included in results of operations filed in late February with the company’s annual report on Form 10-K. This non-cash charge will not impact the non-GAAP financial information presented in this press release or the company’s compliance with debt covenants as described below.

At present, the magnitude and duration of the current recession remain unknown. There continues to be insufficient information from the industries and the customers served by Technitrol on which to base a reliable forecast of 2009 results. For the first quarter, sales volumes are likely to remain depressed, implying lower revenues than in the fourth quarter of 2008. However, due to the more complete realization of savings from recent cost-reduction efforts in the first quarter, operating profit should be at least comparable to the fourth quarter of 2008.

Technitrol has been through very difficult times in the past, and its management is familiar with the type of measures necessary to emerge successfully as a stronger company. Efforts under way at Technitrol include:

  committing capital to product lines serving markets where long-term growth is seen and attacking competitors aggressively in those markets with new ideas and products;
  broadening and intensifying cost-reduction programs, as mentioned above;
  divesting the non-core microelectromechanical systems (MEMS) business;
  completing the transfer of automotive electronics and former Sonion operations to low-cost production locations in China and Vietnam;
  rigorously managing working capital; and
  further consolidating product divisions and plant operations in both the electronics and electrical businesses.

Based on unaudited results at December 26, 2008, Technitrol was in compliance with the financial covenants set forth in its credit facility. Because of its strong cash flow, the company anticipates no difficulties in meeting scheduled debt amortization and interest payments. In fact, as it did in the fourth quarter, it plans additional voluntary repayments of debt during each quarter of 2009. However, given the rapid deterioration of customer demand during the fourth quarter and the certainty of recession continuing through 2009, it is likely that the company’s trailing 12-month EBITDA will fall below levels required for compliance by the end of the first quarter of 2009, despite continuing reductions in debt levels throughout the period. The company has initiated discussions with its lenders to amend its credit agreement to reset certain covenants. While there can be no assurance that the lenders will agree to them, the company believes it will obtain the requested amendments. In connection with any amendment, the cost of credit extended to the company under its senior term loan and senior revolving credit facilities will likely increase, although such an increase has not yet been finally determined. Additionally, a portion of the fees capitalized in the first quarter of 2008 in conjunction with this credit agreement may become impaired as a result of the company’s reduction of the amount of the total facility. This potential non-cash charge would not impact the non-GAAP financial information presented in this press release or the company’s compliance with debt covenants.

In order to reduce leverage, Technitrol is managing all operations to maximize cash generation. Accordingly, the board of directors has decided to reduce the quarterly shareholder dividend to $0.025 per common share, an amount it has declared payable April 17, 2009 to shareholders of record on April 3, 2009. In the future, this amount may increase or further decrease.

Cautionary Note

Statements in the above report are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol’s SEC reports including, but not limited to, those discussed in the company’s 10-Q report for the quarter ended September 26, 2008 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).”

These risk factors include, but are not limited to, the following:

  Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.
  Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.
  Rising raw material and production costs may decrease our gross margin.
  An inability to adequately respond to changes in technology or customer needs may decrease our sales.
  If our inventories become obsolete, our future performance and operating results will be adversely affected.
  An inability to capitalize on our recent or future acquisitions may adversely affect our business.
  Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.
  An inability to identify additional acquisition opportunities may slow our future growth.
  If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.
  If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.
  Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.
  A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.
  Costs associated with precious metals and base metals may not be recoverable.
  Competition may result in lower prices for our products and reduced sales.
  Fluctuations in foreign currency exchange rates may adversely affect our operating results.
  Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.
  Shifting our operations between regions may entail considerable expense.

  Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.
  Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.
  Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.
  The unavailability of insurance against certain business risks may adversely affect our future operating results.
  Environmental liability and compliance obligations may affect our operations and results.
  An increase in our debt levels or our inability to meet covenants in our credit agreements could adversely affect our financial position, liquidity and perception of our financial condition in the financial markets.
  Our results may be negatively affected by changing interest rates.
  Our intellectual property rights may not be adequately protected.
  Our stock price, like that of many technology companies, has been and may continue to be volatile.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications hearing, medical, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.

Investors: Technitrol’s quarterly conference call will take place on Thursday, January 22, 2009 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on January 22, 2009 and concluding at midnight, January 29, 2009. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Twelve Months Ended
	12/26/2008	12/28/2007	12/26/2008	12/28/2007

Net sales	$212,799	$256,518	$1,097,163	$1,026,555
Cost of goods sold	162,974	195,940	866,825	793,570
Gross profit	49,825	60,578	230,338	232,985
Selling, general and administrative expenses	41,926	35,429	178,157	141,571
Severance, impairment and other associated costs	5,524	4,938	15,021	18,019
Operating profit	2,375	20,211	37,160	73,395

Interest (expense), net	(4,291)	(765)	(15,918)	(3,641)
Other income (expense), net	411	(691)	430	(334)
Net (loss) earnings before income taxes and minority interest	(1,505)	18,755	21,672	69,420
Income taxes	768	2,034	2,701	7,507
Minority interest (expense) income, net of taxes	(140)	98	(738)	(256)
Net (loss) earnings from continuing operations	(2,413)	16,819	18,233	61,657
Net (loss) from discontinued operations, net of taxes	(171)	--	(1,253)	--
Net (loss) earnings	(2,584)	16,819	16,980	61,657

Basic (loss) earnings per share from continuing operations	(0.06)	0.41	0.45	1.52
Basic (loss) per share from discontinued operations	(0.00)	--	(0.03)	--
Basic (loss) earnings per share	(0.06)	0.41	0.42	1.52

Diluted (loss) earnings per share from continuing operations	(0.06)	0.41	0.45	1.51
Diluted (loss) per share from discontinued operations	(0.00)	--	(0.03)	--
Diluted (loss) earnings per share	(0.06)	0.41	0.42	1.51

Weighted average common and equivalent shares outstanding	40,784	40,855	40,828	40,794

(2008 amounts subject to change based on final asset-impairment charges)

BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)
	Quarter Ended		Twelve Months Ended
	12/26/2008	12/28/2007	12/26/2008	12/28/2007
Net sales
Electronic components	$150,205	$170,149	$723,307	$671,569
Electrical contact products	62,594	86,369	373,856	354,986
Total net sales	212,799	256,518	1,097,163	1,026,555

Operating profit (loss)
Electronic components	3,674	14,872	22,281	50,881
Electrical contact products	(1,299)	5,339	14,879	22,514
Total operating profit	2,375	20,211	37,160	73,395

(2008 amounts subject to change based on final asset-impairment charges)

FINANCIAL POSITION
(in thousands, except per-share amounts)	12/26/2008	12/28/2007
	(unaudited)

Cash and equivalents	$41,401	$116,289
Trade receivables, net	126,135	164,859
Inventories	126,928	122,115
Other current assets	58,708	24,864
Fixed assets	158,781	97,767
Other assets	598,219	295,459
Total assets	1,110,172	821,353
Accounts payable	75,511	104,214
Accrued expenses	101,653	92,096
Long-term debt	343,189	10,467
Other long-term liabilities	68,018	43,550
Total liabilities	588,371	250,327
Minority interest	10,686	9,947
Shareholders' equity	511,115	561,079
Net worth per share	12.47	13.72
Shares outstanding	40,998	40,901

(2008 amounts subject to change based on final asset-impairment charges)

NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1. Adjusted EBITDA
	Quarter Ended
	12/26/08	9/26/08	12/28/07

Net (loss) earnings	$(2,584)	$5,351	$16,819
Net earnings from discontinued operations	171	315	--
Minority interest	140	204	(98)
Income taxes	768	539	2,034
Interest expense, net	4,291	4,583	765
Other expense	(411)	1,899	691
Depreciation and amortization	11,674	12,692	8,596
EBITDA	14,049	25,583	28,807
Severance, impairment and other associated costs	5,524	4,860	4,938
Adjusted EBITDA	19,573	30,443	33,745

(2008 amounts subject to change based on final asset-impairment charges)

2. Net earnings per diluted share excluding severance, impairment and other associated costs and other adjustments

	Quarter Ended			Fiscal Year Ended
	12/26/08	9/26/08	12/28/07	12/26/08	12/28/07

Net (loss) earnings per diluted share	$(0.06)	$0.13	$0.41	$0.42	$1.51
Diluted loss per share from discontinued operations	0.00	0.01	--	0.03	--
After-tax severance, impairment and Other associated costs, per share	0.11	0.10	0.11	0.30	0.40
Other adjustments: purchase accounting adjustments, accelerated depreciation, impact of settlement of foreign exchange forward contract, amortization of a retired credit facility’s fees and benefits of retroactive tax adjustment, per share	--	--	--	0.04	(0.03)
Net earnings per diluted share excluding severance, impairment and other associated costs and other adjustments	0.05	0.24	0.52	0.79	1.88

(2008 amounts subject to change based on final asset-impairment charges)

3. Segment operating profit excluding severance, impairment and other associated costs

	Quarter Ended
	12/26/08	9/26/08	12/28/07

Electronic components operating profit	$3,674	$9,112	$14,872
Pre-tax severance, impairment and other associated costs	3,904	4,860	4,663
Electronic components operating profit, excluding severance, impairment and other associated costs	7,578	13,972	19,535
Electrical contact products operating (loss) profit	(1,299)	3,779	5,339
Pre-tax severance, impairment and other associated costs	1,620	--	275
Electrical contact products operating profit, excluding severance, impairment and other associated costs	321	3,779	5,614

(2008 amounts subject to change based on final asset-impairment charges)

1. Adjusted EBITDA (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding severance, impairment and other associated costs and other adjustments), is not a measure of performance under accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. We believe it enhances a reader’s understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader’s understanding of Technitrol’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs facilitates comparisons of operating performance among financial periods and peer companies. These charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2009 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONTACT:
Technitrol
David Stakun, 215-942-8428